Exhibit 99.1

CB
CRAFT BREW
ALLIANCE

RED
HOOK

W
WIDMER
BROTHERS
BREWING

KONA
BREWING CO.

omission

FOR IMMEDIATE RELEASE

CRAFT BREW ALLIANCE TIGHTENS 2014 FULL YEAR GUIDANCE
FOLLOWING SUCCESSFUL LAUNCH OF MEMPHIS BREWING OPERATION

Company Also Accelerates Long-Range Gross Margin Guidance

Portland, Ore. (October 28, 2014) – Craft Brew Alliance (CBA) (NASDAQ: BREW), an independent craft brewing company, announced today it is tightening previously reported 2014 full year guidance based on its nine months’ performance and completing the launch of its brewing operations in Memphis, Tenn. in the third quarter. Following a rigorous ramp-up phase, which included establishing a full-time brewmaster on the ground in Memphis, CBA successfully initiated full-scale shipments in July and has continued with no interruptions since launch.

“In our efforts to continue providing transparency to our shareholders and analysts, we are releasing information in advance of our earnings announcement next week to ensure prior context for our third quarter results,” said Mark Moreland, chief financial officer, CBA. “While startup costs associated with the launch of Memphis operations had a negative impact on the stand-alone third quarter results, these costs were largely in line with our expectations, enabling us to reaffirm and tighten our full year 2014 guidance.”

CBA Confirms and Tightens 2014 and Long-Range Gross Margin Guidance

“We couldn’t be more pleased with the successful execution of our Memphis operations, which represents an important part of our strategy to continue growing the topline, while driving substantial improvements to the bottom line,” said Andy Thomas, chief executive officer, CBA. “With Memphis up and running smoothly, we now have the basis and clarity to confirm and narrow our 2014 guidance ranges as follows:

•	Depletion growth estimate of 7% to 9%.
•	Average price increases of approximately 1.5%.
•	Growth in contract brewing revenue of approximately 40%.
•	Gross margin rate of 29% to 30%.
•	SG&A expense of $52 million to $53 million.
•	Capital expenditures of approximately $16 million to $18 million.

“Beyond 2014, the addition of Memphis also allows us to further optimize our brewing and supply chain operations for the long term,” added Thomas. “As a result, we are reconfirming the high end of our long-term gross margin range and accelerating the timeframe by a full year, to 35% in 2017.”

Memphis Brewing Impact on Q3 Earnings

Due to the efficient and successful launch of Memphis in July, CBA was able to balance production in the third quarter and meet shipping demands from buffer stock brewed during the second quarter to ensure adequate supply in the event Memphis experienced any initial challenges. This resulted in Q3 utilization rates that are slightly lower than typically seen in the third quarter and significantly lower than the third quarter of 2013 when CBA was responding to out-of-stock issues that surfaced during the summer of 2013. The company also realized incremental startup costs for initial shipments out of the Memphis brewery as a result of launching during peak selling season. The decreased production impact and shipment costs represent additional incremental earnings pressure of approximately $1.4 million, or $840,000 after tax, in the third quarter.

CBA will report full financial results for the third quarter on Wednesday, November 5, with an Earnings Call for investors and shareholders on Thursday morning at 11:30 a.m. EST. More information can be found on the Investors section of the Company’s website at www.craftbrew.com.

About Craft Brew Alliance

CBA is an independent, publicly traded craft brewing company that was formed through the merger of leading Pacific Northwest craft brewers – Widmer Brothers Brewing and Redhook Ale Brewery – in 2008. With an eye toward preserving and growing one-of-a-kind craft beers and brands, CBA welcomed Kona Brewing Company in 2010, and then launched Omission beer in 2012 and Square Mile Cider Company in 2013.

When Kurt & Rob Widmer founded Widmer Brothers Brewing in 1984, they didn’t confine their brewing exploration to strict style guidelines. To this day, Widmer Brothers continues to create craft beers with a unique and unconventional twist on traditional styles that are award winning and please a wide range of craft beer lovers. Redhook began in a Seattle transmission shop in 1981 and those colorful roots are reflected in the brand’s personality to this day. The eminently drinkable beers consistently win awards and please crowds across the United States. Kona Brewing was founded in 1994 by the father and son team of Cameron Healy and Spoon Khalsa, who dreamed of crafting fresh, local-island brews with spirit, passion and quality. As the largest craft brewery in Hawaii, Kona personifies the laid-back, passionate lifestyle and environmental respect of the Hawaiian people and culture. Omission beer is the first craft beer brand in the United States focused exclusively on brewing great tasting craft beers with traditional beer ingredients, including malted barley, that are specially crafted to remove gluten. Square Mile Cider was inspired by the fortitude and perseverance of the original Oregon pioneers and reinvigorates this enduringly classic American beverage.

For more information, visit: www.craftbrew.com.

Media Contact: Jenny McLean Craft Brew Alliance, Inc. (503) 331-7248 jenny.mclean@craftbrew.com	Investor Contact: Edwin Smith Craft Brew Alliance, Inc. (503) 972-7884 ed.smith@craftbrew.com

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